Exhibit 10.2

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made the 12th of September, 2011 between PPG Industries Europe Sàrl whose registered office is at Route de Gilly 32, 1180 Rolle, Switzerland (the “Company”), and Pierre-Marie De Leener (the “Employee”) who is employed by the Company pursuant to an employment agreement between the Employee and the Company dated July 1st, 2008 (the “Swiss Employment Agreement”).

Preamble

WHEREAS, the Parties have jointly decided and agreed to terminate the Swiss Employment Agreement effective August 31, 2011, due to the reassignment of the Employee to a promotional position implying concrete advantages in the United States with PPG Industries, Inc. (PPG US), which is reflected in a new employment agreement with PPG US;

NOW, THEREFORE, the Parties agree as follows:

Clause 1: Basis of Agreement

The Parties have entered into this Agreement as the entire agreement to record and implement the terms upon which they have agreed to terminate the Swiss Employment Agreement.

Clause 2: Termination Date

By signing this Agreement, the Parties mutually renounce the three-month notice period set forth in, and terminate, the Swiss Employment Agreement effective August 31, 2011 (the “Termination Date”).

The Employee expressly acknowledges that he renounces any rights he has related to the duration and contractual notice period provided for in the Swiss Employment Agreement, in particular, but not solely, those rights which could be related to article 324a and 336x of the Swiss Code of Obligations.

Clause 3: Remuneration

Up to the Termination Date, the Employee is to be paid in accordance with the Swiss Employment Agreement. Following the Termination Date, all compensation and benefits will be governed solely by the new employment agreement with PPG US. This Agreement will have absolutely no impact on the other awards granted to the Employee up to the Termination Date (non qualified Stock Options Award, time-based RSU, performance-based RSU and TSRs). Any necessary steps will be undertaken by the Company in order to allow the Employee to comply with any tax obligations related to awards prior to the Termination Date.

Clause 4: Full and final settlement

The Parties acknowledge and agree that, except as provided in this Agreement, they will have no further obligations and/or rights arising out of the Swiss Employment Agreement.

Clause 5: Governing Law and Jurisdiction

This Agreement is governed by the law of Switzerland. Any dispute is subject to the exclusive jurisdiction of the courts and tribunals of the canton of Vaud, Switzerland.

IN WITNESS whereof this Agreement has been signed on behalf of the Company and signed by the Employee the day and year first above written.

SIGNED by

Duly authorised for and on behalf of THE COMPANY:

Hervé Tiberghien		Pierre-Marie De Leener
HR Director Europe

Rolle,	/s/ Hervé Tiberghien	/s/ Pierre-Marie De Leener
September 12, 2011